Filed Pursuant to Rule 424(b)(3)

Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT

DATED APRIL 18, 2014 TO PROSPECTUS DATED MAY 1, 2013

MARCH 2014 PERFORMANCE UPDATE

	March 2014	Year to Date	Total NAV 03/31/2014	NAV per Unit 03/31/2014
Series A	-2.50%	-1.86%	$12,158,382	$1,192.65
Series B	-3.38%	-1.44%	$13,320,181	$1,282.30

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A

MARCH 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended March 31, 2014)

STATEMENT OF INCOME
MARCH 2014
Investment income, interest	$81

Expenses
Management fee	18,854
Ongoing offering expenses	10,191
Operating expenses	1,529
Selling Commissions	40,766
Other expenses	246
Incentive fee	-
Brokerage commissions	26,348

Total expenses	97,935

Net investment loss	(97,854)

Realized and unrealized gain on investments
Net realized loss on futures and forward contracts	(40,357)
Net change in unrealized depreciation on futures and forward contracts	(174,065)

Net loss on investments	(214,422)

Net decrease in net assets from operations	$(312,276)

STATEMENT OF CHANGES IN NET ASSET VALUE
MARCH 2014
Net assets, beginning of period	$12,812,566

Net decrease in net assets from operations	(312,276)

Capital share transactions
Issuance of shares	29,327
Redemption of shares	(371,234)

Net decrease in net assets from capital share transactions	(341,907)

Net decrease in net assets	(654,183)

Net assets, end of period	$12,158,382
NAV Per Unit, end of period	$1,192.65

SUPERFUND GREEN, L.P. – SERIES B

MARCH 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended March 31, 2014)

STATEMENT OF INCOME
MARCH 2014
Investment income, interest	$115

Expenses
Management fee	20,656
Ongoing offering expenses	11,165
Operating expenses	1,675
Selling Commissions	44,661
Other expenses	527
Incentive fee	-
Brokerage commissions	42,578

Total expenses	121,263

Net investment loss	(121,147)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	7,081
Net change in unrealized depreciation on futures and forward contracts	(351,383)

Net loss on investments	(344,302)

Net decrease in net assets from operations	$(465,449)

STATEMENT OF CHANGE IN NET ASSET VALUE
MARCH 2014
Net assets, beginning of period	$14,316,943

Net decrease in net assets from operations	(465,449)

Capital share transactions
Issuance of shares	37,402
Redemption of shares	(568,715)

Net decrease in net assets from capital share transactions	(531,313)

Net decrease in net assets	(996,762)

Net assets, end of period	$13,320,181
NAV Per Unit, end of period	$1,282.30

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.